UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2014

Samson Oil & Gas Limited

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  011 61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective November 24, 2014, Samson Oil and Gas USA, Inc. as borrower, with its parent, Samson Oil & Gas Limited (the “Company”), entered into the First Amendment to the Company’s Credit Agreement with Mutual of Omaha Bank to increase the borrowing base of the reserve based lending facility to $19 million, increase the maximum available under the facility to $50 million and decrease the interest rate to 90 day LIBOR plus 3.25%, which is approximately 3.48% at this time.

The original $25 million facility was initiated in January of 2014 and has a current balance of $15.5 million.

The additional borrowing base was developed from the June 30th 2014 Proved Reserve report which was estimated by the Company’s independent reserve engineer to have a value of approximately $54.4 million based on a net present value calculation with a 10% discount rate. No fees were paid in respect to this facility increase other than legal fees associated with the drafting of the documentation and a commitment fee based on the increase in the borrowing base.

On November 26, 2014, the Company issued a press release announcing entry into the First Amendment to the Credit Agreement (see Exhibit 99.1).

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is being filed with this report:

Exhibit
Number	Description

99.1	Press Release dated November 26, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 28 November, 2014

Samson Oil & Gas Limited

By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer